EXHIBIT 10.1

AWARD AGREEMENT

PHANTOM PERFORMANCE SHARES

THIS AGREEMENT is entered into this 23rd day of April, 2004, between XTO Energy Inc., a Delaware corporation (herein called “Company”), and Bob R. Simpson (herein called “Grantee”), pursuant to resolutions adopted by the Executive Compensation Subcommittee of the Compensation Committee of the XTO Energy Inc. Board of Directors. The Executive Compensation Subcommittee of the Compensation Committee (the “Subcommittee”) has determined that it is in the best interests of the Company that Grantee be awarded phantom performance shares and, to carry out its purposes, has this day authorized the grant of the phantom performance shares set forth below to Grantee.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:

1.	Grant of Phantom Performance Shares. Subject to all of the terms, conditions, and provisions of this Agreement and certain provisions of the 1998 Stock Incentive Plan of the Company (the “Plan”) described in Section 6 below, the Company hereby grants to Grantee 112,500 phantom performance shares which shall be payable in cash equal to the fair market value of the common stock of the Company, of the par value of one cent ($0.01) per share (“Common Stock”), on the date of vesting.

2.	Vesting. All of the phantom performance shares granted herein shall vest when the Common Stock trades at or above $28.86 on the New York Stock Exchange.

3.

Dividends. The Grantee will be entitled to receive cash payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of Common Stock, provided that if any such dividends or distributions are paid in shares of Common Stock, the fair market value (as defined in the Plan) of such shares of Common Stock, on the effective date of the distribution shall be paid to Grantee in cash.

4.	Grantee’s Agreement. Grantee expressly and specifically agrees that:

(a)	With respect to the calendar year in which such phantom performance shares are vested, Grantee shall include in his gross income for federal income tax purposes the fair market value of the phantom performance shares.

(b)	The grant of phantom performance shares is special incentive compensation which will not be taken into account as “wages” or “salary” in determining the amount of payment or benefit to Grantee under any pension, thrift, stock, or deferred compensation plan of the Company.

(c)	In behalf of Grantee’s beneficiary, such grant shall not affect the amount of any life insurance coverage available to such beneficiary under any life insurance plan covering employees of the Company or any subsidiary.

(d)	The Company may withhold any federal, state, or local tax liability owed as a result of the performance shares vesting.

5.	Rights as Stockholder. Grantee will not have any voting or any other rights as a stockholder of the Company with respect to the phantom performance shares.

6.

Other Terms, Conditions, and Provisions. The performance shares herein granted by the Company to Grantee are granted subject to all of the terms, conditions, and provisions of this Agreement as well as to certain provisions of the 1998 Stock

Incentive Plan of the Company. To the extent not inconsistent with the terms in this Agreement, the parties agree that Sections 1.7, 4.5, 4.7, 6.1, 6.2, 6.3, 6.4, 6.7 (to the extent applicable to the other sections incorporated herein), 6.8, 6.10, 6.11 and 6.12, of the 1998 Stock Incentive Plan of the Company (the “Plan”) be, and they hereby are incorporated herein by reference as fully as if copied herein in full. Grantee acknowledges receiving a copy of the Plan, including the provisions referenced above. Reference to the sections of the Plan listed above is therefore made for a full description of the rights of Grantee and of all of the other provisions, terms, and conditions of the Plan applicable to the phantom performance shares granted herein. If any of the provisions of this Agreement shall vary from or be in conflict with the Plan, the provisions of this Agreement shall be controlling.

7.	No Employment Commitment. Grantee acknowledges that neither the grant of phantom performance shares nor the execution of this Agreement by the Company will be interpreted or construed as imposing upon the Company an obligation to retain Grantee’s services for any stated period of time, which employment shall continue to be at the pleasure of the Company at such compensation as it shall determine, unless otherwise provided in a written employment agreement signed by the Company and Grantee.

8.	Amendment. This Agreement may be amended only by a writing executed by the Company and Grantee which specifically states that it is amending this Agreement.

9.	Other Agreements.

(a)	Phantom performance shares granted under this Agreement will vest in accordance with the provisions of Section 4.4 of the XTO Energy Inc. Management Group Employee Severance Protection Plan (“Severance Plan “) in the event of a Change in Control as defined in the Severance Plan.

(b)	The phantom performance shares granted under this Agreement will reduce the number of performance shares that will be awarded to Grantee under the Agreement for Grant of Performance Shares (relating to change in control) dated February 20, 2001, between the Company and the Grantee (“Change in Control Performance Share Agreement”) in accordance with Section 2.1 of Change in Control Performance Share Agreement if the phantom performance shares granted hereunder have not been forfeited prior to the change in control as defined in the Change in Control Performance Share Agreement.

IN WITNESS WHEREOF, this Agreement is executed and entered into effective on the day and year first above expressed.

ATTEST:		XTO ENERGY INC.

/S/ VIRGINIA ANDERSON	By:	/S/ ROBERT C. MYERS
Virginia Anderson,	Name: Robert C. Myers
Secretary	Title: Vice President-Human Resources

GRANTEE

/S/ BOB R. SIMPSON
Bob R. Simpson

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